Exhibit 18

                                                  Dated as of November 6, 1998


Mr. Robert Dunn Glick,
  as Trustee of the
  Liquidating Trust
  for Lion Holdings, Inc.
180 North LaSalle Street
Suite 2700
Chicago, Illinois 60601

Dear Mr. Glick:

            Reference is made to the Collateral Promissory Note (the "Note"), dated as of April 4, 1994, in the principal amount of $222,656.25, made by the undersigned and payable to the order of Tiger Electronics, Inc. (now known as Lion Holdings, Inc.) which Note has been assigned to you as Trustee of the Liquidating Trust for Lion Holdings, Inc.

            This is to set forth our agreement and understanding that the due date of the Note shall be extended to April 15, 1999.

            If the foregoing is in accordance with your understanding, kindly so indicate by executing this letter in the place provided below.

                                          Very truly yours,

                                          /s/ Alfred R. Kahn

                                          Alfred R. Kahn


AGREED:


 /s/ Robert Dunn Glick
------------------------------
Robert Dunn Glick,
  as Trustee of the
  Liquidating Trust
  for Lion Holdings, Inc.